Exhibit 5.1

August 6, 2019

Generac Holdings Inc.

S45 W29290 Hwy. 59

Waukesha, Wisconsin 53189

      Re: Registration Statement on Form S-8

Ladies and Gentlemen:

I am the General Counsel of Generac Holdings Inc., a Delaware company (the “Company”). I refer to the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of the offer, issuance and sale by the Company of up to 2,675,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), which may be issued pursuant to the General Holdings Inc. 2019 Equity Incentive Plan (the “Plan”).

For purposes of this opinion letter, I have examined the Plan, the Registration Statement, the Third Amended and Restated Certificate of Incorporation, as currently in effect, and the Amended and Restated Bylaws, as currently in effect, of the Company, the resolutions of the Company’s board of directors authorizing the issuance of the Shares and such corporate and other records, agreements, instruments, certificates of public officials and documents as I have deemed necessary as a basis for the opinions hereinafter expressed and have made such examination of statutes as I have deemed relevant and necessary in connection with the opinions hereinafter expressed. As to facts material to this opinion letter, I have relied upon certificates, statements, or representations of public officials, of officers and representatives of the Company and of others, without any independent verification thereof.

In my examination, I have assumed: (i) the legal capacity of all natural persons; (ii) the genuineness of all signatures; (iii) the authenticity of all documents submitted to me as originals; (iv) the conformity to original documents of all documents submitted to me as certified, conformed, photostatic or facsimile copies; (v) the authenticity of the originals of such latter documents; (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments, certificates and records I have reviewed; and (vii) the absence of any undisclosed modifications to the agreements and instruments I have reviewed.

Based on and subject to the foregoing and to the other qualifications, assumptions and limitations set forth herein, I am of the opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares to be issued in accordance with the Plan and that, when (a) the Shares have been issued and sold as contemplated in the Registration Statement and related prospectus and in accordance with the Plan, and (b) the consideration for the Shares specified in the Plan has been received by the Company, the Shares will be validly issued, fully paid and nonassessable.

This opinion is limited to the General Corporation Law of the State of Delaware and the Act. This opinion speaks only as of the date the Registration Statement becomes effective under the Act, and I assume no obligation to revise or supplement this opinion thereafter. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Respectfully submitted, /s/ Raj Kanuru Raj Kanuru Executive Vice President, General Counsel, and Secretary